As filed with the Securities and Exchange Commission on September 20, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Moolec Science SA

(Exact name of registrant as specified in its charter)

Grand Duchy of Luxembourg (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

17, Boulevard F. W. Raiffeisen

L-2411 Luxembourg,

Grand Duchy of Luxembourg
(Address of principal executive offices) (Zip code)

2024 Incentive Plan

(Full title of the plan)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(212) 947-7200
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Matthew S. Poulter, Esq. Andrew Gaines, Esq. Linklaters LLP 1290 Avenue of the Americas New York, NY 10104 Phone: (212) 903-9000 Fax: (212) 903-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed by Moolec Science SA, a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, having its registered office at 17, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B268440 (the “Registrant”, the “Company”, or “we”), for the purpose of registering 12,000,000 ordinary shares of the Company, with a nominal value of $0.01 per share (the “Ordinary Shares”), initially issuable under the 2024 Incentive Plan (the “2024 Plan”).

On September 18, 2024, our board of directors approved the 2024 Plan, pursuant to which we amended and restated our Employee Share Plan in its entirety.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participant in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

References in this Registration Statement to “the “Company,” “the Registrant,” “we,” “us,” “our,” or similar references, are to Moolec Science SA, unless otherwise stated or the context otherwise requires.

Item 3.	Incorporation of Documents By Reference.

This registration statement incorporates important business and financial information about that is not included in or delivered with the registration statement. The U.S. Securities and Exchange Commission (the “Commission”) allows us to “incorporate by reference” information filed with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and certain later information that we file with the Commission will automatically update and supersede this information.

This document incorporates by reference the following documents that have previously been filed with the Commission by us:

●	our annual report on Form 20-F/A (File No. 001-41586) for the year ended June 30, 2023, filed with the Commission on November 2, 2023 (the “Annual Report”);

●	the report on Form 6-K furnished to the Commission on June 28, 2024 containing our unaudited interim condensed consolidated Financial Statements as of March 31, 2024 and June 30, 2023, and for the nine months ended March 31, 2024 and 2023, prepared and presented in accordance with IAS 34 – “Interim Financial Reporting” as issued by the International Accounting Standards Board; and

●	any of future filings made with the Commission after the date of this registration statement, and any future reports on Form 6-K furnished to the Commission pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this registration statement that are identified in those forms as being incorporated by reference into this registration statement.

All other reports and documents subsequently filed (but not furnished) by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information subsequently furnished on Form 6-K be deemed incorporated herein by reference unless such Form 6-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The amended and restated articles of association adopted in connection with the business combination, which was consummated on December 30, 2022 (the “Business Combination”), and the current version amended and restated articles of association dated 23 May 2024 (the “Articles”), contain specific indemnification provisions stating that every person who is, or has been, a member of our board of directors or officer (mandataire) shall be indemnified by us to the fullest extent permitted by Luxembourg law against liability and against all expenses reasonably incurred or paid by such director or officer in connection with any claim, action, suit or proceeding in which such director or officer becomes involved as a party or otherwise by virtue of his or her being or having been a director or officer of the Company, or, at the request of the Company, of any other company of which the Company is a shareholder or creditor and by which he is not entitled to be indemnified, and against amounts paid or incurred by him or her in the settlement thereof.

The Articles provide further that no indemnification will be provided to any director or officer (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board of directors of the Company. The right of indemnification provided under the Articles shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained in the Articles shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. The Company shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including directors and officers of the Company, as the Company may decide upon from time to time.

Further, in connection with the consummation of the Business Combination, we entered into indemnification agreements with each of our directors and executive officers. These agreements provide that the director or officer will be indemnified by us to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit or proceeding which he or she becomes involved as a party or otherwise by virtue of his or her being or having been such a director or officer of and against amounts paid or incurred by him or her in the resolution thereof. The agreements are subject to certain exceptions, including, among other exceptions, that no indemnification will be provided to any director or officer against any liability to us or our shareholders (i) by reason of actual fraud, dishonesty, actual fraudulent conduct, or gross negligence on the part of the director or officer; (ii) by reason of payment made under an insurance policy or any third party that has no recourse against the indemnitee director or officer; or (iii) if contrary to applicable law.

The rights to and obligations of indemnification among or between us and any of our current or former directors and officers are generally governed by the laws of Luxembourg and subject to the jurisdiction of the Luxembourg courts, unless such rights or obligations do not relate to or arise out of such persons’ capacities listed above.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
3.1*	Amended and Restated Articles of Association of Moolec Science SA, dated December 29, 2022, (incorporated herein by reference to Exhibit 1.1 to the Company’s Annual Report on Form 20-F/A for the year ended December 31, 2023 (File No. 001-41586) filed on November 2, 2023).
5.1**	Opinion of Linklaters LLP, Luxembourg.
23.1**	Consent of Price Waterhouse & Co. S.R.L., independent registered public accounting firm, with respect to Moolec Science SA’s consolidated financial statements.
23.3**	Consent Linklaters LLP, Luxembourg (included in Exhibit 5.1).
24.1**	Power of Attorney (included on the signature page of this Registration Statement).
99.1**	2024 Incentive Plan.
107**	Filing Fee Table.

Note:—

*	Previously filed.
**	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Rosario, Argentina, on this 20th day of September, 2024.

Moolec Science SA

By:	/s/ Gastón Paladini
	Name:	Gastón Paladini
	Title:	Chief Executive Officer and Executive Director

POWER OF ATTORNEY

We, the undersigned directors and officers of Moolec Science SA, hereby severally constitute and appoint Gastón Paladini and José López Lecube each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including any post-effective amendments) to this registration statement, and any subsequent registration statements pursuant to Rule 462 of the United States Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gastón Paladini	Chief Executive Officer and Executive Director	September 20, 2024
Gastón Paladini	(Principal Executive Officer)

/s/ José López Lecube	Chief Financial Officer and Executive Director	September 20, 2024
José López Lecube	(Principal Financial and Accounting Officer)

/s/ Natalia Zang	Director	September 20, 2024
Natalia Zang

/s/ Kyle P. Bransfield	Director	September 20, 2024
Kyle P. Bransfield

/s/ Esteban Guillermo Corley	Director	September 20, 2024
Esteban Guillermo Corley

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Moolec Science SA, has signed this registration statement on this 20th day of September, 2024.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.